UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2011

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11356	23-2691170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania		19103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 231-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Agreement for Named Executive Officer

On December 23, 2011, Radian Group Inc. (the “Company”), entered into a severance agreement (the “Agreement”) with Teresa Bryce Bazemore, President of Radian Guaranty Inc., the Company’s principal operating subsidiary. The Agreement replaces Ms. Bazemore’s existing change of control agreement with the Company and brings her termination pay arrangement into alignment with those arrangements currently in place for the Company’s other named executive officers (amounts to be paid under these arrangements vary, depending on position). As previously disclosed by the Company, the Company has implemented a termination pay strategy that is designed with the primary purposes of: (1) responsibly tailoring termination payments based on executive positions and current market standards; (2) enhancing clarity regarding future potential severance payments to such named executive officers; (3) applying a more consistent approach to severance among the Company’s executive officers; (4) imposing certain restrictive covenants that are important to the Company; and (5) eliminating enhanced payouts based on an executive’s termination in connection with a change-in-control of the Company. With the execution of the Agreement, the Company has fully implemented its termination pay strategy for its named executive officers, including the elimination of all change of control agreements for such executive officers.

Under the Agreement, if Ms. Bazemore’s employment is terminated by the Company for any reason other than Cause or Disability (as such terms are defined in the Agreement) or by Ms. Bazemore for Good Reason (as such term is defined in the Agreement), she will be entitled to the following:

(i)	200% of Ms. Bazemore’s annual base salary at the time of termination, which amount will be paid as follows: the maximum amount that can be paid under the “separation pay” exception of section 409A of the Internal Revenue Code ($500,000 for 2012) to be paid over an eighteen (18) month period in accordance with the Company’s normal payroll practices and the balance to be paid in one lump sum payment in the year following Ms. Bazemore’s termination (the “Base Salary Severance Payment”);

(ii)

200% of Ms. Bazemore’s Target Incentive Award (the “Target Incentive Award”) under the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees, or any successor plan, for the year in which the termination occurs, which amount will be paid in one lump sum payment on the thirtieth (30 th ) day following the termination date (the “STI/MTI Severance Payment”); and

(iii)

A prorated Target Incentive Award amount equal to Ms. Bazemore’s Target Incentive Award for the year in which the termination occurs multiplied by a fraction, the numerator of which is the number of days that she was employed by the Company during the year of termination and the denominator of which is 365, which amount will be paid in one lump sum payment on the thirtieth (30 th ) day following the termination date.

In order to receive any severance amounts under the Agreement, Ms. Bazemore must execute a general release of claims against the Company and its affiliates. The Agreement does not provide for accelerated vesting of equity awards granted to Ms. Bazemore or for a tax gross up if amounts payable under the Agreement would constitute an “excess parachute payment” within the meaning of section 280G of the

Internal Revenue Code. In addition, under the Agreement, Ms. Bazemore has agreed to certain covenants, including covenants not to compete with the Company and not to solicit the Company’s employees or customers for a period of eighteen (18) months following termination of her employment for any reason.

Consistent with the Company’s standard severance policy for senior executive officers, the Agreement also provides that: (i) the Company will reimburse the monthly cost of continued health coverage for Ms. Bazemore and her spouse and dependents under the Company’s health plan for a period of eighteen (18) months following termination of her employment; and (ii) the Company will provide executive outplacement services for up to twelve (12) months after termination. The Agreement has an initial term ending on December 31, 2012 and will automatically renew each year for successive additional one (1) year terms (the initial term and each renewal period, a “Term”), unless the Company provides notice of nonrenewal at least 45 days prior to the end of a Term.

The foregoing summary is not a complete description of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*+	Severance Agreement, dated December 23, 2011, between Teresa Bryce Bazemore and the Company

*	Filed herewith.

+	Management contract, compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: December 29, 2011	By:	/s/ Edward J. Hoffman
Edward J. Hoffman General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1*+	Severance Agreement, dated December 23, 2011, between Teresa Bryce Bazemore and the Company

*	Filed herewith.

+	Management contract, compensatory plan or arrangement.